Exhibit 99.2

Spree Acquisition Corp. 1 Limited Announces Closing of $200 Million Initial Public Offering

NEW YORK, December 20, 2021 (GLOBE NEWSWIRE) -- Spree Acquisition Corp. 1 Limited (the “Company”) announced today the closing of its initial public offering of 20,000,000 units at a public offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share. That offering amount reflects the exercise by the underwriters of $25,000,000 of their $26,250,000 over-allotment option. As a result, the aggregate offering size, including exercise of the over-allotment option, is $200,000,000.

The units have commenced trading on the New York Stock Exchange (“NYSE”) under the symbol “SHAPU”. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on NYSE under the symbols “SHAP” and “SHAPW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on mobility-related technology businesses. The Company is led by Eran (Rani) Plaut, Chairman of the Board and CEO of the Company, Nir Sasson, COO, and Shay Kronfeld, CFO and VP Business of the Company.

Stifel acted as sole book-running manager of the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, or by email: syndprospectus@stifel.com, or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors
Spree Acquisition Corp. 1 Limited
Shay Kronfeld, CFO & VP Business

sk@spree1.com